Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. NAMES GREGORY SCOTT AS CEO

AND APPOINTS NON-EXECUTIVE CHAIR

New York, New York — February 1, 2011 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 555 retail stores, today announced in accordance with its succession plans the promotion of Gregory Scott, President, to the role of Chief Executive Officer effective February 12, 2011. As previously announced, Richard P. Crystal, current Chairman and Chief Executive Officer, will retire from the Company and its Board of Directors effective February 11, 2011.  Grace Nichols, who has served as a director since March 2008, will assume the role of Non-Executive Chair of the Board effective February 12, 2011. Mr. Scott will remain a director of New York & Company’s Board, which will be comprised of ten members.

John D. Howard, CEO of Irving Place Capital and a member of New York & Company’s Board of Directors, commented: “On behalf of the Board, I would like to recognize and thank Richard for his many years of service.  Together, we brought the Company public in 2004 and he has been a trusted and valued management partner for the past eight years.  We look forward to Greg building on Richard’s good work and we congratulate Greg on his promotion to his new role as Chief Executive Officer.  Greg has had a seamless transition since joining the Company in June of 2010, setting in place a number of initiatives to position the Company for improved profitability and long-term sustainable growth. I am confident that his strong leadership skills and business acumen along with the talented organization that he has assembled will enable New York & Company to achieve its goals and, importantly, increase value for the Company’s stakeholders. Additionally, Grace’s extensive experience in the retail industry and her unique ability to understand and analyze the operational and management challenges associated with large retailers has been of great benefit to New York & Company since she joined the Board in 2008.  We look forward to her leadership as Non-Executive Chair and continued valuable counsel to Greg and the New York & Company management team.”

Mr. Scott brings more than 20 years of retail industry experience to New York & Company.  He previously served as Chief Executive Officer of Bebe Stores, a specialty retailer of contemporary women’s apparel and accessories.  Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc.  Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores and was a merchandiser at Henri Bendel, a division of The Limited.  Mr. Scott began his retail career in the executive training program at Macy’s West, a division of Federated Department Stores, Inc., where he held several merchandising positions.

Ms. Nichols spent more than 20 years at Limited Brands, including 14 years as Chief Executive Officer of Victoria’s Secret Stores from 1992 until she retired in January 2007. From 1986 to 1992, she served as Executive Vice President of Victoria’s Secret Stores. Prior to joining Limited Brands, Ms. Nichols held various senior merchandising positions in teen’s and women’s apparel at The Broadway Southern California divisions of Carter, Hawley, Hale, Inc. Ms. Nichols currently sits on the boards of directors of Pacific Sunwear and Men’s Wearhouse, both publicly-traded companies.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 555 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga